Exhibit 10.47

BUILDING MATERIALS HOLDING CORPORATION

GENERAL TERMS AND CONDITIONS

BMHC OFFICERS
&
BMHC KEY MANAGEMENT

LONG-TERM CASH INCENTIVE PLAN

1.	Definitions.

1.1       "Award" means a cash award pursuant to the provisions of the Plan, expressed as a percentage of a Participant's Base Salary during a Performance Cycle.

1.2       "Award Measures" means the sum of the EBITDA component and the ROCE component.

1.3       "Base Salary" means the annual base salary of a Participant at the beginning of a Performance Cycle.

1.4       "Board" means the Board of Directors of the Company, as from time to time constituted.

1.5       "Change of Control" means the occurrence of any of the following events: (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the transaction or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or (iii) any 'person' (as defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall become the 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of fifty percent (50%) or more of the Company's outstanding Common Stock or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof, unless the election or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

1.6       "Code" means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.7       "Committee" means the Compensation Committee of the Company's Board.

1.8       "Company" means Building Materials Holding Corporation, a Delaware corporation and its successors and assigns.

1.9       "Disability" means such time at which a Participant becomes physically or mentally incapacitated or disabled such that the Participant is unable to perform for the Company substantially the same services that the Participant performed prior to incurring such incapacity or disability.

1.10       "EBITDA" means earnings before income taxes, depreciation and amortization.  Three year annualized EBITDA growth shall be calculated using the following formula:

[(Ey3/EYo) ^ (1/3)] - 1

Where	Ey3 = EBITDA for the third fiscal year of the Performance Cycle
EYo= EBITDA for the fiscal year end directly preceding the Performance Cycle commencement.

1.11       "Executive" means an officer or key manager employed by the Company.

1.12       "Net Income" means net income including extraordinary items determined in accordance with generally accepted accounting principles except that may be modified by the committee.

1.13       "Participant" means an Executive who is eligible to become a Participant in the Plan pursuant to Section 3 and has not ceased to be a Participant pursuant to Section 6.5.

1.14       “Participant Grant” means the grant to the Executive authorized by the Board or the Committee which sets forth the Participation Level of the Executive in the Plan.

1.15       "Participation Level" means that level in which a Participant is eligible.  The Participation Levels for each Performance Cycle shall be determined by the Board or the Committee and shall be described in the Participant Grant.

1.16       "Performance Cycle" means a period of three consecutive years.  More than one Performance Cycle may be in progress at any one time.  This Performance Cycle shall begin on January 1, 2005 and shall end on December 31, 2007.  A new Performance Cycle may, subject to Board or Committee approval, begin on January 1 of each subsequent year.

1.17.       "Performance Targets" means the threshold, target and maximum levels of three-year average ROCE and EBITDA growth components for a particular Performance Cycle.  The Performance Targets for each Performance Cycle shall be determined by the Committee.  The Performance Targets for the first Performance Cycle are set forth below.  Each of the ROCE and EBITDA components are to be equally weighted.

1.18       "Plan" means this Building Materials Holding Corporation Executive Long-Term Cash Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

1.19       "Return on Capital Employed" or "ROCE" equals Net Income divided by Total Invested Capital.  The three year average ROCE shall be calculated using the following formula:
(ROCEy1 + ROCEY2 + ROCEY3)/3)

1.20       "Termination Date" means the date of a Participant's termination of employment with the Company.

1.21       "Total Invested Capital" equals total long-term debt plus preferred stock plus minority interest plus total common equity.

2.       Objectives.  This Plan is intended to provide a long-term cash incentive program for Executives which will:

•	encourage improved profitability, return on investment and growth of the Company;
•	reinforce economic profit and the balance between growth and efficiency; and
•	attract, retain and motivate senior management.

[This Plan is intended to qualify as "performance-based compensation" under Code Section 162(m).]

3.	Eligibility.

Prior to the beginning of each Performance Cycle, the Chairman, President and Chief Executive Officer and the Committee shall approve the Participants and the Participation Level for each Participant for that Performance Cycle.  Participation in the Plan and Participation Level is on a Performance Cycle basis and in the discretion of the Committee.  Thus, an Executive who is selected for participation in a given Performance Cycle is not guaranteed to be selected for participation in any subsequent Performance Cycle.

4.	Administration of the Plan.

4.1       Administrator.  The Plan shall be administered by the Committee.

4.2       Actions by the Committee.  Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee.  The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

4.3       Powers of the Committee.  The Committee shall have all the powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not limited to, the following discretionary powers:

(A)       To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(B)       To establish such rules, regulations, agreements, guidelines and procedures for the administration of the Plan;

(C)       To make Participant Grants, establish Participation Levels, set the Performance Cycle, establish Performance Targets, and take such other action as necessary to fulfill the terms of the Plan.

(D)       To determine any and all considerations affecting the eligibility of any Executive to become a Participant or remain a Participant in the Plan;

(E)       To establish and revise any accounting method or formula for the Plan, as provided in Section 1;

(F)       To determine the manner and form in which any payout is to be made under the Plan;

(G)       To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(H)       To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan; and

(I)       To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan.

4.4       Decisions of Committee.  All actions, interpretations, and decisions of the Committee or the Board shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

5.	Determination of Awards.

5.1       Valuation.  At the beginning of each Performance Cycle, the Board or the Committee shall establish the Performance Targets for the Performance Cycle and the Participation Levels for each Participant, which shall be communicated to each Participant through the Participant Grant at the time the Performance Targets are set and any other time during the Performance Cycle, as needed.

5.2       Participation Levels.  At the beginning of each Performance Cycle, the Committee shall (i) assign each Participant a Participation Level, which will determine the Participant's potential Award.  The threshold amount shall be set at 25% of the target amount.  The maximum Award payable with respect to any Performance Cycle shall be 200% of the target amount

5.3       Performance Targets.  At the beginning of each Performance Cycle, the Committee shall determine the Performance Targets for such Performance Cycle.   Awards shall be payable only if a threshold, target or maximum Performance Target objectives is met.

6.	Determination and Payout of Awards.

6.1       Calculation of Award Measures.  At the end of each Performance Cycle, the Committee, or its designee, shall calculate the three-year average annualized EBITDA growth and the three-year average ROCE using the formulas set forth in this Plan.

6.2       Payout Value.  The Award payout shall be determined as follows:

(a) Determine whether the threshold, target or maximum Performance Target is met for the EBITDA Component and the ROCE component.

(b) In the case of the EBITDA component divide the actual EBITDA growth percentage achieved by the applicable Performance Target for the EBITDA component and multiple the result by 50% (the "EBITDA Award Measure".  In the case of the ROCE component, divide the actual ROCE percentage achieved by the applicable ROCE Performance Level for the ROCE component and multiple the result by 50% (the "ROCE Award Measure").

(c) Add the EBITDA Award Measure and the ROCE Award Measure and multiply the resulting sum by the applicable Participation Level (threshold, target or maximum).

(d) Multiply the result of the calculation in (c) by the Base Salary of the Participant at the start of the cycle.

A sample calculation will be distributed to each Participant.  No Awards shall be paid to a Participant for a Performance Cycle unless the threshold for either the EBTIDA component or the ROCE component is achieved.

6.3       Award Payment.  Awards shall be paid in cash following the conclusion of each Performance Cycle as soon as reasonably practicable following completion of the audit of the Company's financial statements for the end of the last year in a Performance Cycle.  Subject to approval of the Committee, awards may be deferred into a capital accumulation plan as provided for in an irrevocable deferred compensation election during the second year of the Performance Cycle.  If the Committee, in its discretion, so determines, payment of all or part of an Award to one or more Participants may be deferred in cash or stock for a period provided in the Company’s Deferred Compensation Plan.  Any such deferral shall be subject to such rules and procedures for payment as provided in the Deferred Compensation Plan.

6.4       Termination of Employment.  Upon a Participant's termination of employment with the Company, other than by reason of death, Disability, or retirement after age 55 with at least 5 years of service with the Company, the Participant's right to an Award shall be forfeited.  Upon a termination of employment with the Company by reason of a Participant's death, Disability, or retirement after age 55 with at least 5 years of service with the Company, the Participant's Award will become fully vested and will be prorated to the Termination Date based on the number of days during the Performance Cycle a Participant was employed.  The Award will be paid to the terminated Participant at the end of the Performance Cycle.

6.5       Change of Control.  In the event of a Change of Control during a Performance Cycle, the Performance Cycle will be deemed to have ended at the end of the month immediately preceding the consummation of the Change of Control transaction.  All Participants shall become fully vested.  The Awards shall be calculated based on a deemed achievement of the greater of (1) the Performance Target at the target level or (2) an amount calculated assuming that results achieved through the deemed termination date of the Performance Cycle were achieved for the full Performance Cycle.  The amount of the Award to be paid to each Participant shall be prorated by multiplying the calculated Award by a fraction, the numerator or which shall be the actual number of days which have elapsed during the Performance Cycle (through the deemed termination date) and the denominator of which shall be the total number of days in the Performance Cycle.  Awards shall be determined and paid based on such calculations within 30 days after the consummation of a Change of Control transaction.

6.6       Taxes.  The Company shall withhold all applicable income and other taxes from any Award payment to any Participant.

6.7       Plan Unfunded.  This Plan shall be unfunded. The Company shall not be required to establish any special segregation of assets to assure the payment of Awards.

7.       Amendment or Termination of the Plan.  The Plan is voluntary on the part of the Company, and the Company does not guarantee to continue the Plan beyond any Performance Cycle.  The Board may alter, amend or terminate this Plan at any time for any reason.  Any alteration, amendment or termination shall take effect upon the date indicated in the document embodying such alteration, amendment or termination.  No termination shall impair a Participant's right to a previously granted Award, provided that the conditions to payment of the Award are satisfied.

8.	Miscellaneous Provisions.

8.1       Interests Not Transferable.  In no event may either a Participant, a former Participant or his or her beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process.

8.2       Notices.  All notices or other communications by a Participant to the Company or the Committee under or in connection with this Plan shall be deemed to have been duly given when received by the Committee, in such form specified by the Committee, or by the person, designated by the Committee for that purpose.

8.3       Rights and Duties.  Neither the Company, the Board nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

8.4       No Employment Rights.  Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.

8.5       Applicable Law.  The provisions of this Plan shall be construed, administered and enforced in accordance with the laws of the State of Delaware.

8.6       Severability.  If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of this Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

8.7       Captions.  The captions contained in this Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall affect the construction of any provision of this Plan

9.     Effective Date. The effective date of the Plan is January 1, 2005.